UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CSP INC.
(Name of Registrant as Specified in Its Charter)

North & Webster, LLC North & Webster Value Opportunities Fund, LP James Bussone J. K. Hage III Samuel A. Kidston Erik Thoresen
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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North & Webster, LLC (“North & Webster”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013annual meeting of stockholders of CSP Inc., a Massachusetts corporation.

On February 5, 2013, North & Webster issued the following press release:

North & Webster Responds to CSP Inc.’s Letter to Stockholders

Highlights Misleading Statements Regarding CSP’s Fourth Quarter Results
Questions Whether CSP Distorted its Fourth Quarter Results to Help Win Votes in Proxy Contest

NEW YORK, Feb. 5, 2013 /PRNewswire/ -- North & Webster, LLC (“North & Webster”) issued a statement today expressing its disappointment with the Board of Directors of CSP Inc. (CSPI) (“CSP” or the “Company”) for its apparent attempt to paint a rosier picture than reality of CSP’s Fiscal 2012 fourth quarter results in a letter sent to the Company’s stockholders on February 4, 2013.  In the letter, CSP claims to have achieved $4.9 million in fourth quarter net income, but North & Webster believes these numbers do not hold up to scrutiny when you consider that:

•
$2.6 million, or more than half, of this $4.9 million number was merely the non-cash write-up of a deferred tax asset, not actual earned income, and is thus misleading for the Company to use in its attempt to boost management’s performance and credibility;

•	$1.1 million of this $4.9 million came directly from life insurance proceeds, as stated by CFO Gary Levine on the December 13, 2012 earnings conference call; and

•
North & Webster estimates that at least $1.34 million of this $4.9 million came from “stuffing the channel” as the Company freely admitted in a December 13, 2012 press release where President and Chief Executive Officer, Victor Dellovo, stated, “Looking ahead, we expect that the recording of royalties for nine E-2D planes in 2012 versus only five that we had expected for fiscal 2012 will create a difficult year-over-year comparison in fiscal 2013.”  The Company booked revenues from nine planes in 2012, and two in the 4th quarter.

North & Webster estimates that the real income number for the 4th quarter was more like a loss of $140,000 and earnings for the full Fiscal 2012 were more like $1.1 million. To throw more salt on stockholder wounds, the CSP Board granted management approximately $1,314,693 in bonuses (ranging from 150-367% of targeted bonuses) based on what North & Webster believes were inflated numbers. These Board-approved bonuses doubled management’s yearly compensation.

North & Webster would also like to correct the misleading statements by CSP about our practices.  North & Webster has run three proxy contests and has successfully achieved board representation and pro-shareholder change in all three situations.  These statements about us are a continuation of CSP’s strategy to mislead stockholders and distract from the long history of poor performance at the Company.

We urge stockholders not to be misled by the CSP Board’s home-spun financial results and misleading statements and to instead vote for a slate of directors who will seek, if elected, to maximize stockholder value by selling the Company to the highest bidder.  Vote your Gold Proxy Card Today.

Please note, any shares voted on the Company’s proxy card, even if you vote against every item, will count as a vote against our slate. If you have already voted on the Company’s proxy card please see the instructions in the proxy statement or call our proxy solicitor, whose information is listed below.

If you have any questions or require any assistance with your vote, please contact Steve Balet at SCB Advising, Inc., who is assisting us, at 1-877-786-3323 or 1-646-290-5243.

Contact:
North & Webster
Sam Kidston, 617-395-8121